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                                                                    EXHIBIT 23.1


CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


      We consent to the reference to our firm under the caption "Item 5. Interests of Named Experts and Counsel." in the Registration Statement (Form S-8) pertaining to the 2002 New Employee Stock Incentive Plan of Applied Molecular Evolution, Inc. and to the incorporation by reference therein of our report dated February 8, 2002, except for the second paragraph of Note 6 and
Note 11, as to which the date is March 4, 2002, with respect to the Consolidated Financial Statements of Applied Molecular Evolution, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

                                              /s/ ERNST & YOUNG LLP

San Diego, California
December 31, 2002